Exhibit 4.15

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 31, 2020 (the “Amendment Effective Date”), is made by and among REDHILL BIOPHARMA INC., a Delaware corporation (the “Borrower”), REDHILL BIOPHARMA LTD., a company incorporated under the laws of the State of Israel, as Guarantor (“RedHill Parent”), the Lenders (defined in the Credit Agreement), HCR COLLATERAL MANAGEMENT, LLC, as Administrative Agent (“Agent”) and those additional entities that hereafter become parties to the Credit Agreement in accordance with the terms thereof by executing a Joinder Agreement.

The Borrower, RedHill Parent, the Lenders and Agent are parties to a Credit Agreement dated as of February 23, 2020 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”).

The Borrower, RedHill Parent, the Lenders and Agent agree to certain amendments to the Credit Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1        Definitions; Interpretation.

(a)          Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b)          Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2        Amendments to the Credit Agreement.

(a)          The Credit Agreement shall be amended as follows effective as of the Amendment Effective Date:

(i)           Section 1.01 is hereby amended to add the following term and definition in appropriate alphabetical order:

“Aether Litigation” means Aether Therapeutics Inc. v. Astrazeneca AB, et al. (Case No. CIV: 1:20-cv-00381) before the District Court (including, for the avoidance of doubt, if any Person appears as a plaintiff or defendant in such litigation after the date hereof).

“District Court” means the United States District Court for the District of Delaware.

(ii)          Section 8.16 is hereby amended in its entirety and replaced with the following:

“8.16  Liquidity.

(a)          Permit, on any Business Day, cash and Cash Equivalents, in each case, of the Loan Parties held in Deposit Accounts and Securities Accounts for which the Administrative Agent shall have received an effective Control Agreement at any time to be less than (i) $7,500,000, from the Closing Date to the earlier of (x) the Term Loan Maturity Date and (y) the Tranche B Funding Date, (ii) $20,000,000, from the Tranche B Funding Date to the earlier of (x) the Term Loan Maturity Date and (y) the Tranche C Funding Date, (iii) $25,000,000, from the Tranche C Funding Date to the earlier of (x) the Term Loan Maturity Date and (y) the Tranche D Funding Date and (iv) $28,750,000, from the Tranche D Funding Date to the Term Loan Maturity Date.

(b)          The Loan Parties and the Administrative Agent hereby agree to negotiate in good faith (with due regard for the procedural posture, facts and other relevant considerations related to the Aether Litigation) an amendment to the Credit Agreement that shall add provisions accounting for the Aether Litigation and risks to RedHill Parent and/or its Subsidiaries associated with U.S. Patent Nos. 8,748,448, 8,883,817 and 9,061,024 in connection therewith in a manner mutually acceptable to the Administrative Agent and the Loan Parties (the “Aether Litigation Amendment”). Beginning on the date, if any, upon which the Aether Litigation Amendment becomes effective, the Credit Agreement shall be modified as provided therein and paragraph (a) of this Section 8.16 shall cease to apply and shall be replaced in its entirety as follows:

Permit, on any Business Day, cash and Cash Equivalents, in each case, of the Loan Parties held in Deposit Accounts and Securities Accounts for which the Administrative Agent shall have received an effective Control Agreement at any time to be less than (i) $6,000,000, from the Closing Date to the earlier of (x) the Term Loan Maturity Date and (y) the Tranche B Funding Date, (ii) $16,000,000, from the Tranche B Funding Date to the earlier of (x) the Term Loan Maturity Date and (y) the Tranche C Funding Date, (iii) $20,000,000, from the Tranche C Funding Date to the earlier of (x) the Term Loan Maturity Date and (y) the Tranche D Funding Date and (iv) $23,000,000, from the Tranche D Funding Date to the Term Loan Maturity Date.

(b)          References Within Credit Agreement. Each reference in the Credit Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

SECTION 3        Conditions of Effectiveness.      The effectiveness of this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(a)          This Amendment. Agent shall have received this Amendment, executed by the Borrower and RedHill Parent.

(b)          Representations and Warranties; No Default. On the Amendment Effective Date, after giving effect to the amendment of the Credit Agreement contemplated hereby:

(i)           The representations and warranties contained in Section 4 shall be true and correct on and as of the Amendment Effective Date as though made on and as of such date; and

(ii)          There exist no Events of Default or events that with the passage of time would result in an

Event of Default.

SECTION 4 Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower and RedHill Parent hereby confirms, as of the date hereof, (a) that the representations and warranties made by it in Article VI of the Credit Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (b) that there has not been and there does not exist a Material Adverse Effect. For the purposes of this Section 4, (i) each reference in Section 6 of the Credit Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Section, shall mean and be a reference to the Credit Agreement as amended by this Amendment, and (ii) any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

SECTION 5   Miscellaneous.

(a)          Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. The Lenders’ and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. The Borrower and RedHill Parent hereby reaffirms the grant of security under the Collateral Documents and hereby reaffirms that such grant of security in the Collateral secures all Obligations under the Credit Agreement, including without limitation any Loans funded on or after the Amendment Effective Date, as of the date hereof.

(b)          Conditions. For purposes of determining compliance with the conditions specified in Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the Amendment Effective Date specifying its objection thereto.

(c)          Release. In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and RedHill Parent, each on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower and RedHill Parent, or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower and RedHill Parent understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower and RedHill Parent agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d)          No Reliance. Borrower and RedHill Parent hereby acknowledge and confirm to Agent and the Lenders that the Borrower and RedHill Parent are executing this Amendment on the basis of their own investigation and for their own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e)          Costs and Expenses. The Borrower agrees to pay to Agent within ten (10) days of its receipt of an invoice, the reasonable out-of-pocket costs and expenses of Agent and the Lenders party hereto, and the reasonable fees and disbursements of counsel to Agent and the Lenders party hereto (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith on the Amendment Effective Date or after such date.

(f)           Binding Effect. This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g)          Governing Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(h)          Complete Agreement; Amendments. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(i)           Severability of Provisions. Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

(j)           Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k)          Loan Documents. This Amendment and the documents related thereto shall constitute Loan Documents.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER:

REDHILL BIOPHARMA INC.

By	/s/ Micha Ben Chorin
Name:	Micha Ben Chorin
Title:	CFO

By	/s/ Dror Ben Asher
Name:	Dror Ben Ashe
Title:	CEO

[Signature Page to First Amendment to Credit Agreement]

GUARANTOR:

REDHILL BIOPHARMA LTD.

By	/s/ Dror Ben Asher
Name:	Dror Ben Ashe
Title:	CEO

By	/s/ Micha Ben Chorin
Name:	Micha Ben Chorin
Title:	CFO

[Signature Page to First Amendment to Credit Agreement]

ADMINSTRATIVE AGENT:

HCR COLLATERAL MANAGEMENT, LLC

By	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Managing Partner

[Signature Page to First Amendment to Credit Agreement]

LENDERS:

HCR Stafford Fund, L.P.
By HCR Stafford Fund GP, LLC, its general partner

By	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Managing Partner

HCR Molag Fund, L.P.
By HCR Molag Fund GP, LLC, its general partner

By	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Managing Partner

HCR Potomac Fund, L.P.
By HCR Potomac Fund GP, LLC, its general partner

By	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Managing Partner

HCRP Overflow Fund, L.P.
By HCRP Overflow Fund GP, LLC, its general partner

By	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Managing Partner

HealthCare Royalty Partners IV, L.P.
By HealthCare Royalty GP IV, LLC, its general partner

By	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Managing Partner

[Signature Page to First Amendment to Credit Agreement]